Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Global plc:

We consent to the incorporation by reference in the registration statements (Nos. 333‑189220, 333-189222, 333-189223, 333-189224, 333-194578, 333-194581, 333-205542, and 333-205543) on Form S-8 of Liberty Global plc of our reports dated February 27, 2019, with respect to the consolidated balance sheets of Liberty Global plc and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive earnings (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedules I and II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Liberty Global plc.
Our report dated February 27, 2019, on the consolidated financial statements as of December 31, 2018, includes an explanatory paragraph related to the Company’s change in method of accounting for revenue from contracts with customers in 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.

/s/ KPMG LLP

Denver, Colorado
February 27, 2019